Exhibit 99.1

BLACKSANDS PETROLEUM, INC.

BLACKSANDS PETROLEUM ANNOUNCES JANUARY 2011 OPERATIONAL UPDATE, INCLUDING DRILLING UNDERWAY IN THE SPRABERRY Reverse Stock Split Executed

Houston, Texas - January 10, 2011 - Blacksands Petroleum, Inc. (OTC: BSPE) (the “Company”) is currently drilling the Everett Well No. 3 (APCLARK FIELD PROJECT) to an anticipated total depth of 9,200’ in order to test the Spraberry, Wolfcamp, Strawn and upper Mississippian formations.  The Company holds a 70% Gross Working Interest.  The Company currently has an undivided leasehold interest in approximately 7,100 gross acres in the Spraberry trend.

Also, the Company has built location and anticipates commencing drilling operations in the first quarter of 2011 on the Big Hatchet North Unit (38,500 acres) in the Pedregosa Basin Project, New Mexico. The Initial Test Well (Big Hatchet State No. 14-1) will test sand stones, carbonates and 347’ of the Percha Shale (equivalent of the Woodford Shale) and be drilled to a total depth of 7,000’.  In addition, the Company has completed the surveying and acquisition of approximately 37 linear miles of 2-D Seismic data in the Hueco South Unit (80,060 acres), in the Pedregosa Basin Project, in order to further evaluate potential geologic structures.  The Company holds a 50% Gross Working Interest and operates the Pedregosa Basin Project jointly with its partner Dan A. Hughes Company who holds the remaining 50% Gross Working Interest.

Operated (Non-Core) Properties (various Counties in Texas):

The Company has acquired an interest in four producing properties, three of which NRG Assets Management, LLC a wholly owned subsidiary of the Company, operates.  These properties were purchased over the last 14 months from various sellers, including Pioneer Natural Resources.  The Company is actively pursuing additional operated properties that possess opportunities to increase production and cash flow.

The Company has announced the effectiveness of a one-for-three reverse stock split.  The one-for-three reverse stock split automatically converts three shares of the Company’s common stock into one share of common stock.  The Company’s common stock started trading on a split-adjusted basis at market open on January 5, 2011 under the symbol BSPED, which will trade for 20 days, after which, it will revert back to the symbol BSPE.

The Company accomplished the reverse stock split with the intention of applying for listing on a market or exchange, subject to the Company meeting the required listing standards.

For more information about Blacksands Petroleum and its Projects, please go to:

Blacksandspetroleum.com

713.554.4490

About Blacksands Petroleum:

Blacksands Petroleum, Inc. is oil and gas exploration and production company (i) acquiring, developing and operating conventional and unconventional oil and gas fields and (ii) leasing and exploring for future fields and basins in North America.  The Company is primarily focused in the in the United States in Colorado, New Mexico and Texas.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.